EXHIBIT 10.26.2

EXECUTION VERSION

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LJ VP HOLDINGS LLC

THIS AMENDMENT NO. 1 (this “Amendment”) to that certain SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LJ VP HOLDINGS LLC dated the 17th day of March, 2015 (the “Original Agreement”) is made this 24th day of November, 2015 (the “Amendment Date”) by and among LJ VP Holdings LLC (the “Company”), Penske Truck Leasing Corporation, a Delaware corporation with its offices at 2675 Morgantown Road, Reading, Pennsylvania 19607 (as further defined in the Original Agreement, “PTLC”), and Penske Automotive Group, Inc., a Delaware corporation with its offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 (as further defined in the Original Agreement, “PAG”).  GE Capital Memco, LLC, a Delaware limited liability company with offices at 901 Main Avenue, 6th Floor, Norwalk, CT 06851 (as further defined in the Original Agreement, “Memco”), is a party to this Amendment and the Original Agreement for purposes of the GE Protection Provisions (as defined in the Original Agreement) until the GE Termination Date (as defined in the Original Agreement).

WITNESSETH:

WHEREAS, pursuant to the Original Agreement, the Company, PTLC and PAG had certain obligations to General Electric Capital Corporation, a Delaware corporation incorporated in 2000 (“GECC”);

WHEREAS, on the date hereof, contemporaneously with this Amendment, GECC is contributing and assigning to GE Credit Corporation of Tennessee, a Tennessee corporation (“GE Tennessee”), all of GECC’s right, title and interest in and to (i) that certain Amended and Restated Co-Obligation Fee, Indemnity and Security Agreement among GECC, PTLC and Penske System, Inc. (“Penske System”) and that certain Amended and Restated Co-Obligation Fee, Indemnity and Security Agreement between GECC and PAG, each dated March 17, 2015 (collectively, the “Original COFIS Agreements”) and (ii) its beneficial interests and rights and remedies under the Original Agreement;

WHEREAS, on the date hereof, contemporaneously with this Amendment and such assignments and contributions, PTLC, Penske System and PAG are entering into letter agreements confirming such assignments and acknowledging how the Original COFIS Agreements will be hereafter interpreted (as so confirmed, collectively, the “COFIS Agreements”);

WHEREAS, the parties to the Original Agreement desire to make revisions to its terms to reflect the assignment to GE Tennessee;

WHEREAS, all of the outstanding stock of GE Tennessee will be contributed to GE Capital US Holdings, Inc., together with a contribution of substantial other assets of GECC and thereafter the entity that is obligor with respect to the Bonds and the Bond Indenture will merge with and into General Electric Company (“GE”), which will thereby become the obligor with respect to the Bonds and the Bond Indenture as defined in the Original Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, the undertakings set forth and described herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company, PTLC, PAG and Memco, intending to be legally bound, covenant and agree as follows:

1. The amendments contained in this Amendment are effective on the date hereof contemporaneously with the contribution and assignment to GE Tennessee of GECC’s beneficial rights under the Original Agreement and of GECC’s right, title and interest in and to the Original COFIS Agreements.  References to sections are to sections of the Original Agreement.

2. Definitions.

(a)The following definitions are added to Article 2 of the Original Agreement:

Section 2.6A  Amendment Date.  “Amendment Date” shall mean the date of Amendment No. 1 to this Agreement.

Section 2.24A  Confirmation Letters.  “Confirmation Letters” shall mean those certain letters dated the Amendment Date between on the one hand GECC and GE Tennessee and on the other hand, PAG with respect to its Indemnification Agreement or PTLC and Penske System, Inc. with respect to their Indemnification Agreement.

Section 2.35A  Final Restructuring Date.  “Final Restructuring Date” shall mean the time and date on which GE Capital US Holdings and other businesses then  conducted by GECC and its subsidiaries become subsidiaries of GE Capital Global Holdings.

Section 2.39A  GE Capital US Holdings.  “GE Capital US Holdings” shall mean GE Capital US Holdings, Inc., a Delaware corporation.

Section 2.39B  GE Capital Global Holdings.  “GE Capital Global Holdings” shall mean GE Capital Global Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of GE.

Section 2.56A  Initial Restructuring Date.  “Initial Restructuring Date” shall mean the time and date on which GE Capital US Holdings becomes the owner of  all of the outstanding capital stock of GE Tennessee.

(b)The following definitions in Article 2 are amended.

(i)	Section 2.13 (Bonds) is amended by adding “prior to the Amendment Date and to GE Tennessee from and after the Amendment Date” in the fifth line after the term “GECC”.
(ii)	Section 2.40 is amended in its entirety and replaced by:

2.40  GE Logistics Holdco.  “GE Logistics Holdco” shall mean Logistics Holding LLC, a Delaware limited liability company formerly Logistics Holding Corp., a Delaware corporation.

(iii)	Section 2.41 (GE Protection Provisions) is amended by:

1. replacing the first reference to “GECC” with “GECC or GE Tennessee”; and

2.deleting the last sentence in that section and replacing it with the following:

“The provisions of Article 13 and Section 15.2-15.9 in effect as of the date hereof shall continue in place and shall apply to any matter or dispute relating to Memco, GECC or GE Tennessee regardless of any changes which may be made to those provisions subsequent to the date hereof, unless Memco provides its prior written consents to such amendment.”

(iv)	Section 2.42 is amended in its entirety and replaced by:

2.42 GE Tennessee.  “GE Tennessee” shall have the meaning ascribed to such term in the second recital of this Agreement.  GE Tennessee is an Initial Member and on the Amendment Date becomes the assignee of all of GECC’s beneficial interests and rights and remedies under this Agreement.

(v)	Section 2.44 is amended in its entirety and replaced by:

2.44  GE Truck Leasing Holdco.  “GE Truck Leasing Holdco” shall mean GE Capital Truck Leasing Holding LLC, a Delaware limited liability company formerly GE Capital Truck Leasing Holding Corp., a Delaware corporation.

(vi)	Section 2.46 is amended in its entirety and replaced by:

2.46 GECC Consolidated Group.  “GECC Consolidated Group” shall mean the consolidated group, determined in accordance with Generally Accepted Accounting Principles, of which GECC is the common parent until the Initial Restructuring Date, on which date GE Capital US Holdings shall be substituted for GECC as the common parent and then until the Final Restructuring Date, on which date GE Capital Global Holdings will be substituted for GE Capital US Holdings as the common parent.

(vii)	Section 2.53 (Indemnification Agreements) is amended by adding at its end the following sentence:

For avoidance of doubt the Indemnification Agreements include the Indemnification Agreements as confirmed by the Confirmation Letters.

(viii)	Section 2.54 (Indemnification Satisfaction Date) is amended by replacing the term “GECC” in the third line with the term “GE Tennessee”.
(ix)	Section 2.65 (Member) is amended by replacing the second sentence with the following:

For the avoidance of doubt, Memco, GECC and GE Tennessee are not Members or members of the Company.

(x)	Section 2.79 (Partnership Agreement) is amended in its entirety and replaced by the following:

2.79  Partnership Agreement.  “Partnership Agreement” shall mean the Fifth Amended and Restated Agreement of Limited Partnership dated as of March 18, 2015, by and among PTLC,  PAG,  GE Logistics Holdco,  GE Truck Leasing Holdco, GE Tennessee, MBK Commercial Vehicles Inc. and MBK USA Commercial Vehicles Inc., as limited partners, and Company Sub, as general partner, as the same may be amended, restated, supplemented or otherwise modified from time to time.

3. Section 1.1(d) (Memco’s role on behalf of GE Tennessee) is amended by replacing “GECC” each time it appears with “GE Tennessee as assignee of GECC”.
4. Section 1.8 (Accounting Matters) is amended by the addition of “or GE Tennessee as assignee of GECC” immediately following “GECC” at the end of the section.
5. Section 5.1 (Distributions) is amended by replacing the term “GECC” each time it appears with “prior to the Amendment Date, GECC, and on and after the Amendment Date, GE Tennessee”.
6. The final sentence of Section 5.2(c) (Company Allocations) is amended in its entirety and replaced by the following:

GECC and GE Tennessee as assignee of GECC are not Members, have no Capital Accounts, Member Interests or limited liability company or other equity interests in the Company and shall not be allocated any Profits, Losses or other items pursuant to this Article 5, including any special allocations.

7. The first sentence of Section 6.1 (Non-Managers) is amended in its entirety and replaced by the following:

None of the Non-Managing Members, Memco, GECC or GE Tennessee shall participate in the control of the business of the Company or have any power to act for or bind the Company.

8.Section 6.3(d) (Use of Cash)  is amended in its entirety and replaced by the following:

(d)Until the Indemnification Satisfaction Date, the Managing Member shall pay all of the Company’s cash and cash equivalents, except for Permitted Working Capital, until the Amendment Date to GECC and from and after the Amendment Date to GE Tennessee as required by the terms of this Agreement.

9.Section 6.4(a)(vii) (Restrictions on Managing Member) is amended in its entirety and replaced by the following:

(vii) knowingly commit any act which would subject any Member, any Former GE Member, GECC  or GE Tennessee as assignee of GECC to any liabilities of the Company in any jurisdiction in which the Company transacts business, such provision with respect to the Former GE Members, GECC or GE Tennessee as assignee of GECC will survive the GE Termination Date;

10.Section 6.5(a) (Other Activities) is amended in its entirety and replaced by the following:

(a)Any Member or Memco or GECC or GE Tennessee (each, an “Interested Party”) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, and neither the Company nor any Member other than the Interested Party shall have any rights in or to such independent ventures or the income or profits derived therefrom.

11.The third sentence of Section 6.6 (Exculpation) is amended in its entirety and replaced by the following.

The Managing Member shall indemnify, defend and hold harmless to the fullest extent permitted by Law, the Company and each of its Members (other than the Managing Member), each of the Former GE Members, GECC and GE Tennessee as assignee of GECC from and against any claim or liability attributable to the Managing Member’s willful misconduct or bad faith or where relating to a breach by the Managing Member of its obligations as a fiduciary of the Company or to a breach by the Managing Member of any of the terms and provisions of this Agreement.

12.Sections 6.8(a) and 6.8(c) (Confidentiality) are amended by replacing the term “GECC” each time it appears with the term “GECC and GE Tennessee”.

13.Sections 8.2(a) and (c) (Reports, Returns and Audits) are amended by replacing the term “GECC” with the term “GE Tennessee”.

14.For purposes of Section 8.2(e) (Funding Loans), the Members acknowledge that on the date hereof all right, title and interest of GECC in and to the Funding Loans are being contributed and assigned to GE Tennessee and notwithstanding the final clause of Section 8.2(e)(vii), the payments on the Funding Loans are not required to be used by GE Tennessee to make payments with respect to the Bonds.  The Members agree that for income tax purposes the Members will not treat the Bonds  as debt of the Company but instead  will treat the Bonds as debt of a direct or indirect subsidiary of GE.

15.Section 9.2(d) (relating to grants of security interests in Member Interests), is amended by adding “prior to the Amendment Date and to GE Tennessee from and after the Amendment Date” after each reference to “GECC”.

16.Section 9.10(a) (restrictions on transfers of Member Interests related to the Indemnity Agreements)  is amended by replacing each reference to the term “GECC” with the term “GE Tennessee”

17.Articles 10 and 11 are amended in their entirety and replaced by the following:

ARTICLE 10

MATTERS REGARDING THE FALL AWAY EVENT, THE BONDS AND DIRECT OBLIGATIONS TO GE TENNESSEE

10.1Fall Away Event and Obligations of the Company to GE Tennessee..  Prior to the Fall Away Event and the Redemption, the Company was obligated to pay 100% of the total amount of the Interest Obligations and Maturity Obligations (as those are required to be paid under the Bond Indenture), together with all expense relating to the Bonds to the extent of the Company’s cash and cash equivalents, except for Permitted Working Capital.  As a result of the Fall Away Event, (a) the Company was obligated pursuant to the First Amended LLC Agreement to pay to GECC 100% of the total amount of the Interest Obligations and Maturity Obligations (as those are required to be paid under the Bond Indenture), together with all expenses relating to the Bonds to the extent of the Company’s cash and cash equivalents, except for Permitted Working Capital and (b) the Company was relieved of any and all direct and indirect obligations to the trustee and the noteholders under and with respect to the Bond Indenture.  As a result of the Redemption, the Company’s obligation to pay to GECC was reduced from 100% to 50.1% of the total amount of the Interest Obligations and Maturity Obligations.  From March 17, 2015, the Company hereby agrees to pay by wire transfer to GECC prior to the Amendment Date and to GE Tennessee from and after the Amendment Date (instructions to be provided by GE Tennessee) 50.1% of the total amount of the Interest Obligations and Maturity Obligations (within three business days before such payments are required to be paid under the Bond Indenture from time to time, without regard to any modifications of the Bond Indenture after the Effective Time or any prepayment by GECC or GE Tennessee of the Interest Obligations or Maturity Obligations after the Effective Time), together with all expenses relating to the Bonds, (the “GECC Obligations”) to the extent of the Company’s cash and cash equivalents, except for the Permitted Working Capital, in advance of each original scheduled due date (as reflected in the Bond Indenture) as though GECC or GE Tennessee, as applicable, were the Trustee under the Bond Indenture.  Such payments shall be deemed distributions in proportion to the Percentage Interests of each of the Members, with the amounts that are deemed distributions to each of the Members deemed to be payments to GECC or GE Tennessee, as applicable, of such Member’s respective obligations under its Backstop Indemnity Obligation.

10.2Third-Party Sale.  If an Event of Default with respect to PTLC or PAG has occurred under any of the Indemnification Agreements which is continuing, GE Tennessee will immediately have the right at any time thereafter to cause the Company to Sell to a third party at a price for cash, and upon other terms and conditions, all as determined in good faith by GE Tennessee, all or a portion of the Company Sub or all or a portion of the Company Sub’s Partnership Interest sufficient as determined in good faith by GE Tennessee to cure the Event of Default (each, a “Third-Party Sale”), in addition to any of its other rights and remedies under this Agreement or the Indemnification Agreements.  The expenses of such Third-Party Sale shall be paid from the gross proceeds of such Third-Party Sale and the net proceeds of such Third- Party Sale shall be available for distribution by the Company in accordance with the provisions of Sections 5.1 and 10.1.  No such Third-Party Sale will Transfer directly or indirectly the Company Sub’s rights as general partner of the Partnership.  Upon the consummation of (a) any Sale of all of the Company Sub or all of the Company Sub’s Partnership Interest, if the Company Sub is then the general partner of the Partnership, the Company Sub’s general partner Partnership Interest shall automatically convert into a limited partner Partnership Interest and, effective immediately prior to such conversion, PTLC’s interest in the Partnership shall automatically convert into a general partner Partnership Interest and (b) any Sale of any portion of the Company Sub’s Partnership Interest at a time when the Company Sub is the general partner of the Partnership, such Sold Partnership Interest shall automatically convert to a limited partner Partnership Interest.

10.3Maturity.    Provided that no Event of Default has occurred under any of the Indemnification Agreements which is continuing, no later than one (1) year prior to the Maturity Date, the Members will meet with GE Tennessee at a mutually agreeable time and location to attempt to decide jointly whether to pursue one of the following in order for PTLC and PAG (directly and/or by payment of the Company’s available cash) to pay to GE Tennessee all Indemnified Amounts (as that term is defined in the Indemnity Agreements): (a) contributing cash to the Company in the form of additional Capital Contributions to allow the Company to pay to GE Tennessee the Indemnified Amounts; (b) pursuing an additional bond or other financing to allow the Company to pay the Indemnified Amounts to GE Tennessee (a “Financing”) or (c) pursuing one (1) or more equity offerings by the Company or the Company Sub, either of newly issued Member Interests or of Partnership Interests held by Company Sub, the proceeds of which shall be used to pay to GE Tennessee the Indemnified Amounts, and which would include the automatic conversion of the Managing Member’s Partnership Interest effective immediately prior to such sale into a general partner Partnership Interest with respect to any sale of all of the Partnership Interest held by Company Sub if such conversion has not previously occurred (an “Equity Offering”).  If (i) the Members and GE Tennessee cannot agree in each Member’s and GE Tennessee’s respective sole discretion on the method for paying the Indemnified Amounts to GE Tennessee in a reasonable period of time in advance of the Maturity Date, and the Penske Members and PAG have not provided sufficient evidence satisfactory to GE Tennessee (in the reasonable discretion of GE Tennessee) of the ability and intent of the Penske Members and PAG to pay to GE Tennessee the Indemnified Amounts, or (ii) an Event of Default has occurred under any of the Indemnification Agreements which is continuing, then, commencing one hundred eighty (180) days prior to the Maturity Date, upon notice by GE Tennessee delivered to the Managing Member no later than one hundred fifty (150) days prior to the Maturity Date (the “Transaction Notice”), GE Tennessee will have the right in its sole discretion, absent an agreement in writing among GE Tennessee, the Penske Members and PAG (which agreement in writing shall be at the sole discretion of GE Tennessee) to another course of action (an “Alternate Transaction”), which shall be to pursue, and to cause the Company and/or the Company Sub to consummate, a Third-Party Sale, Financing or Equity Offering on terms negotiated by GE Tennessee in good faith, without any guarantees, pledges or contributions by the other Members or their respective Parent Companies or GE Tennessee (or any of their Affiliates); provided that the Members will, upon request by GE Tennessee, absent an Alternate Transaction, support a Financing with their own obligations to pay to the same extent the Members are obligated to GE Tennessee under the Indemnification Agreements and with collateral to the same extent such collateral supports the obligations to GE Tennessee under the Indemnification Agreements.  Upon receipt of the Transaction Notice, promptly and in any event within the immediately succeeding ninety (90)-day period thereafter (or such other period as agreed to by the Members and GE Tennessee), the Penske Members will have the opportunity to demonstrate to GE Tennessee that the consummation of a Third-Party Sale, Financing or Equity Offering, as applicable, would result in a material disproportionate adverse tax impact on the Penske Members or any of their Parent Companies or PAG compared to the GECC Consolidated Group related to such Members’ Member Interest or Partnership Interest assuming for purposes of this determination that the Former GE Members had remained a party to this Agreement and that the Redemption had not occurred (the “Rebuttal”).  If a Rebuttal is received by GE Tennessee, the Penske Members will have the opportunity to propose alternate structures for the Third-Party Sale, Financing or Equity Offering, as applicable, to minimize the effect of such adverse tax impacts (the “Alternative Structure” or “Alternative Structures”) and GE Tennessee will use its commercially reasonable efforts to assist the Penske Members or PAG with devising such Alternative Structure(s), but GE Tennessee shall not be obligated to utilize such Alternative Structure(s) if such structures are not reasonably acceptable to GE Tennessee.  The Members and GE Tennessee hereby agree that in no event will indemnification be required for any potential adverse tax impacts arising in connection with the consummation of a Third-Party Sale, Financing or Equity Offering or Alternative Structure.  For the avoidance of doubt, (I) the opportunity to provide a Rebuttal or propose Alternative Structures by the Penske Members or PAG does not in any way affect or limit the right of GE Tennessee to consummate a Third-Party Sale, Financing or Equity Offering pursuant to this Section 10.3, (II) a Third-Party Sale, Financing or Equity Offering contemplated by this Section 10.3 need not be consummated prior to or simultaneously with the payment of the Maturity Obligations due on the Bonds at maturity and (III) nothing in this Section 10.3 or elsewhere will limit Tennessee’s rights and remedies under any other provision of this Agreement or the Indemnification Agreements.

10.4Backstop Indemnity Obligations and Reinstatement.    Notwithstanding anything in this Agreement or the Indemnification Agreements to the contrary, PTLC’s and PAG’s respective Backstop Indemnity Obligations shall continue to be effective, or be reinstated, as the case may be, if at any time payment of any of the funds from the Company to or for the account of GECC or GE Tennessee is rescinded or must otherwise be restored or returned upon any Bankruptcy of any Member or its Affiliates or otherwise. In addition, if at any time following the Indemnification Satisfaction Date any payment to GECC or GE Tennessee pursuant to this Article 10 (or Article 10 as previously in force) or under the Backstop Indemnity Obligations is rescinded or must be restored or returned for any reason, the obligations of the Company to make the payments required under this Article 10 shall be reinstated or continue in full force and effect until those payments are restored to GE Tennessee and until that date, the provisions of Section 5.1 and 6.3(d), as in effect on the date hereof, shall be reinstated or continue in full force and effect as if the Indemnification Satisfaction Date had not occurred.

10.5Memco and GE Tennessee.    Each of the Members and the Company acknowledge and agree that (a) GECC is through the Amendment Date and GE Tennessee is from and after the Amendment Date a third party beneficiary of the GE Protection Provisions and (b) Memco has agreed to take any actions requested by GE Tennessee to enforce the provisions of this Article 10 and the other GE Protective Provisions.

ARTICLE 11

LIABILITY OF MEMBERS, MEMCO, GECC AND GE TENNESSEE

11.1Liability of Members, Memco, GECC and GE Tennessee.

(a)Except as otherwise specifically provided by the Act, no Member will be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company.  None of Memco, GECC or GE Tennessee will be liable for any debt, obligation or liability of the Company or any Member.  For the avoidance of doubt, the immediately preceding sentence does not amend or alter the terms of the Redemption Agreement, dated of even date herewith, between the Company and Memco (the “Redemption Agreement”).

(b)Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law or in equity, none of the Non-Managing Members, Memco, GECC or GE Tennessee will, to the maximum extent permitted by Law,  including Section 18-1101(d) of the Act, owe any fiduciary duties to the Company, the other Members or any other Person bound by this Agreement as long as the Non-Managing Members, Memco, GECC and GE Tennessee act, subject to their rights under Subsection 11.1(c), in accordance with the implied contractual covenant of good faith and fair dealing, including good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they expand or restrict or eliminate the duties and liabilities of any Non-Managing Member, Memco, GECC or GE Tennessee otherwise existing at Law or in equity, are agreed by the Members to modify to that extent the other duties and liabilities of the Non-Managing Members, Memco, GECC or GE Tennessee.

(c)Except as expressly provided in this Agreement, whenever in this Agreement a  Non-Managing Member, Memco, GECC or GE Tennessee is permitted or required to take any action or to make a decision, the Non-Managing Member, Memco, GECC or GE Tennessee may take the action or make the decision in its sole discretion, and each of the Non-Managing Member, Memco, GECC and GE Tennessee may consider, and make its determination based on, the interests and factors as it desires.

18.Notices delivered to Memco on or after the Amendment Date shall be given in accordance with Section 13.1 to:

c/o GE Capital US Holdings, Inc. 201 Main Avenue Norwalk CT 06851 Attention: Managing Director – Business Development Facsimile: 203-229-5742 Email: john.gamber@ge.com

with a copy to:	c/o GE Capital U.S Holdings,, Inc.
901 Main Avenue, 6th Floor
Norwalk, Connecticut 06851
Attention: Executive Counsel – Mergers & Acquisitions
Facsimile: 203-286-2181
Email: mark.landis@ge.com

19.The third sentence of section 15.1 of the Original Agreement is amended in its entirety and replaced by the following:

In addition, if any amendment, modification or waiver of any provision in this Agreement other than the GE Protection Provisions could reasonably be expected to have a material adverse impact on GE Tennessee as assignee of GECC, any Former GE Member, any GE Protection Provision or the ability of the Company to pay its obligations to GE Tennessee as they come due, such amendment, modification or waiver shall require the prior written consent of Memco in its sole discretion.

20.Section 15.6 of the Original Agreement is amended in its entirety and replaced by the following:

15. 6No Third-Party Rights.  Other than the rights of GECC, GE Tennessee as assignee of GECC and the Initial GE Members with respect to the GE Protection Provisions, which shall be enforced by Memco or its assignees, nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

21.Consent to Amendment.  This Amendment constitutes consent by GE Tennessee to the amendment of the Organizational Documents of the Company pursuant to Section 4(b)(vi) of the COFIS Agreements.

22.Entire Understanding; Amendments.  Except as expressly amended by this Amendment, the Original Agreement remains in full force and effect.  The Original Agreement as amended by this Amendment constitutes the entire understanding among the Company, PTLC, PAG and Memco relative to the subject matter thereof.  For preclusion of doubt, this Amendment does not modify or amend any rights or obligations of the Company or any Members, Memco or GECC with respect to events or circumstances arising or existing prior to the Amendment Date, which matters will continue to be governed by the limited liability company agreement of the Company in effect at the applicable time, and does not waive or release any claim of the Company, any Member, Memco, GECC or GE Tennessee with respect to any event or circumstance arising or existing prior to the Amendment Date.

23.Advice of Counsel.  Each of the Company, PTLC, PAG and Memco acknowledges that it has been advised by counsel in connection with the execution of this Amendment and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Amendment.

24.Severability.  If any part of this Amendment is contrary to, prohibited by, or deemed invalid under applicable Laws as defined in the Original Agreement, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

25.Captions and Parentheticals.  The captions at various places in this Amendment and parentheticals following section references are intended for convenience only and do not constitute and shall not be interpreted as part of this Amendment.

26.Counterparts; Electronic Signatures.  This Amendment may be executed in any number of separate counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Delivery of a counterpart hereto by facsimile transmission or by electronic transmission of an Adobe portable document format file (also known as a “PDF file”) shall be as effective as delivery of an original counterpart hereto.

27.GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE AND WITHOUT REFERENCE TO ANY CONFLICT OF LAW RULES THAT MIGHT LEAD TO THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment  Date.

LJ VP HOLDINGS LLC

By: Penske Truck Leasing Corporation, its Managing Member

By:	/s/Brian Hard
Name: Brian Hard
Title: President and Chief Executive Officer

MANAGING MEMBER:

PENSKE TRUCK LEASING
CORPORATION

By:	/s/Brian Hard
Name: Brian Hard
Title: President and Chief Executive Officer

AMENDMENT TO LJ VP HOLDINGS LLC AGREEMENT

SIGNATURE PAGE

MEMBER:

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/J.D. Carlson
Name: J.D. Carlson
Title: CFO

AMENDMENT TO LJ VP HOLDINGS LLC AGREEMENT

SIGNATURE PAGE

AND JOINED IN FOR PURPOSES OF THE GE PROTECTION PROVISIONS:

GE Capital Memco, LLC, a Delaware limited liability company

By: GE Capital Truck Leasing Holding LLC, its sole manager

By: General Electric Credit Corporation of Tennessee, its manager

By:	/s/Ryan P. Doherty
Name: Ryan P. Doherty
Title: Secretary and Authorized Signer

Consent as third party beneficiary:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/Christina L. Selby
Name: Christina L. Selby
Title: Vice President

GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE

By:	/s/Anthony J. Iannini
Name: Anthony J. Iannini
Title: Assistant Secretary and Authorized Signer

AMENDMENT TO LJ VP HOLDINGS LLC AGREEMENT

SIGNATURE PAGE